UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2021

HENNESSY CAPITAL INVESTMENT CORP. V

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39892	85-3433864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 N. Pines Way, Suite 204 Wilson, Wyoming	83014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (307) 201-1903

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.0001 per share	HCIC	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	HCICW	The Nasdaq Stock Market LLC
Units, each consisting of one share of Class A Common Stock and one-fourth of one Redeemable Warrant	HCICU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information.

As previously disclosed, on May 7, 2021, Hennessy Capital Investment Corp. V (“HCIC”) entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among HCIC, PlusAI Corp, an exempted company incorporated with limited liability in the Cayman Islands (“Plus”), Plus Inc., an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Prime Merger Sub I, Inc., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly-owned subsidiary of PubCo (“First Merger Sub”), Prime Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Second Merger Sub”) and Plus Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands and wholly-owned subsidiary of Plus (“Plus Holdings”) to effect HCIC’s initial business combination (the “Business Combination”).

PlusAI, Inc., a wholly-owned subsidiary of Plus (“PlusAI”), entered into a master purchase agreement effective January 27, 2021 and an initial work order effective January 27, 2021 (collectively, the “MPA”) with Amazon Logistics, Inc. (the “Specified Customer”) that provides for the purchase of at least 1,000 Plus Retrofit units. Under the MPA, PlusAI is required to, subject to the terms and conditions set out therein, among other things, reserve the necessary manufacturing capacity to meet forecasted volumes and delivery schedules agreed upon with the Specified Customer in accordance with the terms of the MPA. In addition, PlusAI is required to provide installation services, training services, repairs, parts, performance warranty and after-sales support services, and safety incident reporting services under the terms of the MPA. Under the initial work order, deliveries to the Specified Customer began in February 2021. The MPA will remain in force until January 27, 2024, unless terminated earlier in accordance with its terms. Thereafter, the MPA will automatically renew on a month-to-month basis until either party terminates the MPA in accordance with its terms. The Specified Customer may terminate the MPA upon the occurrence of certain events, including a material breach of the MPA by Plus and certain insolvency events.

On June 19, 2021, and as contemplated by the MPA, Plus issued to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) a warrant (the “Specified Customer Warrant”) to purchase, at an exercise price of $0.46647 per share, up to 420,702,410 Series C-1 preferred shares of Plus, which represents approximately twenty percent (20%) of the fully diluted ownership percentage of Plus (as of the issue date, calculated on a post-exercise basis assuming full vesting of the Specified Customer Warrant) (the “Warrant Shares”), with full vesting upon cumulative payments of $150,000,000, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer on the products or services of PlusAI, and subject to accelerated vesting upon the occurrence of certain events including a Change of Control of Plus (as such term is defined in the Specified Customer Warrant, which excludes the Business Combination). At the election of the Warrantholder, any vested portion of the Specified Customer Warrant will be exercisable either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Specified Customer Warrant.

Assuming the completion of the Business Combination, the securities to be issued upon exercise of the Specified Customer Warrant will be PubCo Class A ordinary shares and the number of Warrant Shares and the exercise price per share of the Specified Customer Warrant will be accordingly adjusted by the conversion ratio applicable under the Merger Agreement. The vested portions of the Specified Customer Warrant are exercisable at any time at the option of the Warrantholder prior to expiration on the eighth (8th) anniversary of the issuance date of the Specified Customer Warrant.

Under the Specified Customer Warrant, if Plus or its shareholders propose to initiate a process to explore, or to accept any offer or enter into negotiations with respect to, a Change of Control of Plus (as defined in the Specified Customer Warrant, which excludes the Business Combination), Plus must provide written notice thereof to the Warrantholder prior to entering into any definitive agreement or binding letter of intent with respect to any such proposed transaction, and the Warrantholder has the right to enter into non-exclusive, good faith negotiations with Plus and its shareholders in respect of any such proposed transaction prior to Plus entering into any definitive agreement or binding letter of intent with respect thereto.

The foregoing descriptions of the MPA and Specified Customer Warrant are qualified in their entirety by reference to the full text of the Specified Customer Warrant, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Number	Description
99.1*	Warrant to Purchase Shares, dated June 19, 2021, by and between Amazon.com NV Investment Holdings LLC and PlusAI Corp

*	Certain portions of the exhibit have been omitted in accordance with the Securities and Exchange Commission’s rules and regulations regarding confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2021

Hennessy Capital Investment Corp. V

By:	/s/ Nicholas A. Petruska
Name: Nicholas A. Petruska
Title: Chief Financial Officer

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